                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13D


                    Under the Securities Exchange Act of 1934
                                (Amendment No. 7)

                                 ENVIROGEN, INC.
                                (Name of Issuer)

                    Common Stock, Par Value, $0.01 Per Share
                         (Title of Class of Securities)

                                    294040100
                                 (CUSIP Number)

                               Gaetano J. Casillo
                          Allen & Company Incorporated
           711 Fifth Avenue, New York, New York 10022, (212) 830-8300
            (Name, Address and Telephone Number of Person Authorized
                     to Receive Notices and Communications)

                                December 31, 1997
             (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Section 13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box [ ].

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Section 240.13d-7(b) for other parties to whom copies are to be sent.

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purposes of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                   Page 1 of 28 Pages

                                AMENDMENT NO. 6
                                    TO THE
                                 SCHEDULE 13D
-------------------                               --------------------
CUSIP No. 294040100                               Page 2 of 28 Pages
-------------------                               --------------------

==============================================================================
1  NAME OF REPORTING PERSON - S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE
   PERSON
     Allen Holding Inc.
-----------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a)  [ ]
                                                                 (b)  [x]
-----------------------------------------------------------------------------
3  SEC USE ONLY
-----------------------------------------------------------------------------
4  SOURCE OF FUNDS*
     Not Applicable
-----------------------------------------------------------------------------
5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
   PURSUANT TO ITEMS 2(d) or 2(E)                                     [ ]
-----------------------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION
     Delaware
-----------------------------------------------------------------------------
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
-----------------------------------------------------------------------------
7  SOLE VOTING POWER
          0
-----------------------------------------------------------------------------
8  SHARED VOTING POWER
          0
-----------------------------------------------------------------------------
9  SOLE DISPOSITIVE POWER
          0
-----------------------------------------------------------------------------
10 SHARED DISPOSITIVE POWER
          0
-----------------------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
2,797,250 (Includes 706,578 warrants to purchase 706,578 shares of the Issuer's Common Stock).
-----------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES*                                                   [ ]
-----------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
          11.7%
-----------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON*
          HC
===========================================================================
                  *SEE INSTRUCTIONS BELOW BEFORE FILLING OUT!
SEC 1746 (9-88)
                                AMENDMENT NO. 6
                                    TO THE
                                 SCHEDULE 13D
------------------                                -------------------
CUSIP No. 294040100                               Page 3 of 28 Pages
-------------------                               --------------------
==============================================================================
1  NAME OF REPORTING PERSON - S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE
   PERSON
     Allen & Company Incorporated
-----------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP         (a)  [ ]
                                                            (b)  [x]
-----------------------------------------------------------------------------
3  SEC USE ONLY
-----------------------------------------------------------------------------
4  SOURCE OF FUNDS*
     Not Applicable
-----------------------------------------------------------------------------
5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
   PURSUANT TO ITEMS 2(d) or 2(E)                                [ ]
-----------------------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION
     New York
------------------------------------------------------------------------------
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
------------------------------------------------------------------------------
7  SOLE VOTING POWER
2,797,250 (Includes 706,578 warrants to purchase 706,578 shares of the Issuer's Common Stock)
-----------------------------------------------------------------------------
8  SHARED VOTING POWER
          0
-----------------------------------------------------------------------------
9  SOLE DISPOSITIVE POWER
2,797,250 (Includes 706,578 warrants to purchase 706,578 shares of the Issuer's Common Stock).
-----------------------------------------------------------------------------
10 SHARED DISPOSITIVE POWER
          0
-----------------------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
2,797,250 (Includes 706,578 warrants to purchase 706,578 shares of the Issuer's Common Stock).
------------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES*                                                   [ ]
-----------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
          11.7%
-----------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON*
          CO, BD.
------------------------------------------------------------------------------
                  *SEE INSTRUCTIONS BELOW BEFORE FILLING OUT!

SEC 1746 (9-88)

                                AMENDMENT NO. 6
                                    TO THE
                                 SCHEDULE 13D

-------------------                               ---------------------
CUSIP No. 294040100                               Page 4 of 28 Pages
-------------------                               ---------------------
==============================================================================
1  NAME OF REPORTING PERSON - S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE
   PERSON
     Allen Capital L.P.
-----------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a)  [ ]
                                                            (b)  [x]
-----------------------------------------------------------------------------
3  SEC USE ONLY
-----------------------------------------------------------------------------
4  SOURCE OF FUNDS*
     Not Applicable
-----------------------------------------------------------------------------
5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
   PURSUANT TO ITEMS 2(d) or 2(E)                                [ ]
-----------------------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION
     Delaware
------------------------------------------------------------------------------
       NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
------------------------------------------------------------------------------
7  SOLE VOTING POWER
     0
-----------------------------------------------------------------------------
8  SHARED VOTING POWER
     0
-----------------------------------------------------------------------------
9  SOLE DISPOSITIVE POWER
     0
-----------------------------------------------------------------------------
10 SHARED DISPOSITIVE POWER
     0
-----------------------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     0
-----------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES*                                                   [ ]
-----------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
          0%
-----------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON*
          PN
==============================================================================
                  *SEE INSTRUCTIONS BELOW BEFORE FILLING OUT!
SEC 1746 (9-88)

                                AMENDMENT NO. 6
                                    TO THE
                                 SCHEDULE 13D

-------------------                               ----------------------
CUSIP No. 294040100                               Page 5 of 28 Pages
-------------------                               ----------------------
==============================================================================
1  NAME OF REPORTING PERSON - S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE
   PERSON
     Allen Capital (International) L.P.
-----------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a)  [ ]
                                                            (b)  [x]
-----------------------------------------------------------------------------
3  SEC USE ONLY
-----------------------------------------------------------------------------
4  SOURCE OF FUNDS*
     Not Applicable
-----------------------------------------------------------------------------
5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
   PURSUANT TO ITEMS 2(d) or 2(E)                                [ ]
-----------------------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION
     Cayman Islands
------------------------------------------------------------------------------
       NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
------------------------------------------------------------------------------
7  SOLE VOTING POWER
     0
-----------------------------------------------------------------------------
8  SHARED VOTING POWER
     0
-----------------------------------------------------------------------------
9  SOLE DISPOSITIVE POWER
     0
-----------------------------------------------------------------------------
10 SHARED DISPOSITIVE POWER
     0
-----------------------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     0
-----------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES*                                              [ ]
-----------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
          0%
-----------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON*
          PN
==============================================================================
                  *SEE INSTRUCTIONS BELOW BEFORE FILLING OUT!
SEC 1746 (9-88)

                                                        Page 6 of 28 Pages
                                AMENDMENT NO. 6
                                    TO THE
                                 SCHEDULE 13D

     The Reporting Persons, consisting of Allen & Company Incorporated ("ACI"), Allen Holding Inc. ("AHI"), Allen Capital L.P. ("Capital") and Allen Capital (International) L.P. ("International") hereby amend their Schedule 13D relating to the Common Stock, $0.01 per share of Envirogen, Inc. as set forth below.

Item 5.   Interest in Securities of the Issuer

          (a) As of the close of business on October 9, 1996, the Reporting Persons, by virtue of the language of Rule 13d-3(d)(1)(i), may be deemed to own beneficially in the aggregate the number and percentage of the Issuer's Common Stock set forth opposite their names below (based upon the number Issuer's Quarterly Report on Form 10-Q for the period ended June 30, 1996 which reported the number of shares of Common Stock outstanding to be 12,868,640).

==============================================================================
Name                     Shares of Common Stock        Percentage
------------------------------------------------------------------------------
Allen Holding Inc.                 2,797,250(1)             11.7%
------------------------------------------------------------------------------
Allen & Company Incorporated(1)    2,797,250(2)             11.7%
------------------------------------------------------------------------------
Allen Capital L.P.                 0                         0%
------------------------------------------------------------------------------
Allen Capital (International) L.P. 0                         0%
==============================================================================

     (1)    Represents shares of the Issuer's Common Stock owned by ACI.

     (2) Does not include shares owned by officers and directors of ACI with respect to which ACI disclaims beneficial ownership. Includes 706,578 warrants to purchase 706,578 shares of the Issuer's Common Stock. A total of 16,913 shares of the Issuer's Common Stock and warrants to purchase 487,678 shares of the Issuer's Common Stock are held in ACI's market maker account.

          (c) Trades made by ACI in the past 60 days in its capacity as a market maker are reflected in Exhibit J attached hereto and incorporated herein by reference.

Item 7.   Material to be filed as Exhibits

     Exhibit A -- Directors and Executive Officers of Allen Holding Inc. and Allen & Company Incorporated.

     Exhibit J -- Trades made by ACI in the past 60 days in its capacity as a market marker.

                                             Page 7 of 28 Pages

          After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this statement is true, complete and correct.

Dated:  March 6, 1998

ALLEN HOLDING INC.

     By:  -------------------------
          Gaetano J. Casillo
          Vice President

ALLEN & COMPANY INCORPORATED


     By:  -------------------------
          Gaetano J. Casillo
          Vice President


ALLEN CAPITAL L.P.

     By: Allen Capital Incorporated

     By:  --------------------------
          Ellen Lynch


ALLEN CAPITAL (INTERNATIONAL) L.P.

     By: Allen Capital (International) Inc.

     By:  --------------------------
          Ellen Lynch

                                             Page 7 of 28 Pages

          After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this statement is true, complete and correct.

Dated:  March 6, 1998

ALLEN HOLDING INC.

          /s/ Gaetano J. Casillo
     By:  -------------------------
          Gaetano J. Casillo
          Vice President

ALLEN & COMPANY INCORPORATED

          /s/ Gaetano J. Casillo
     By:  -------------------------
          Gaetano J. Casillo
          Vice President


ALLEN CAPITAL L.P.

     By: Allen Capital Incorporated

     By: /s/ Ellen Lynch
     ------------------------------
          Ellen Lynch


ALLEN CAPITAL (INTERNATIONAL) L.P.

     By: Allen Capital (International) Inc.

          /s/ Ellen Lynch
     By:  --------------------------
          Ellen Lynch





114649
                                                       Page 8 of 28 Pages
                                     EXHIBIT A


            OFFICERS AND DIRECTORS OF ALLEN & COMPANY INCORPORATED


                                   Principal Occupation
                     Business      (i.e., Position with
     Name xx         Address       Allen & Company Incorporated)

Herbert A. Allen        x          President, Managing Director, Director,
                                   Chief Executive Officer

Herbert A. Allen III    x          Vice President, Director

Grace Allen             x          Director

Eran S. Ashany          x          Vice President, Director

Jonathan S. Bean        x          Vice President, Director

Edmund M. Bleich        x          Vice President

Denise Calvo-Silver     x          Vice President, Director

Dominick J. Cantalupo   x          Co-Chief Operations Officer, Vice
                                   President

Marvyn Carton           x          Director - Emeritus

Gaetano J. Casillo      x          Chief Compliance Officer,
                                   Vice President

Robert H. Cosgriff      x          Chief Administrative Officer,
                                   Executive Vice President,
                                   Managing Director, Director

Richard M. Crooks, Jr.  x          Director

Thalia V. Crooks        x          Vice President, Director

Mary L. Cullen          x          Vice President, Secretary, Director

Robert Dean             x          Vice President - Elect

Orin F. Devereux        x          Vice President, Director

Daniel Englander        x          Vice President - Elect

Howard M. Felson        x          Assistant Secretary, Vice President

Anthony J. Ferrante     x          Treasurer

Richard Fields          x          Executive Vice President, Managing
                                   Director, Director

                                             Page 9 of 28 Pages


                                   Principal Occupation
                     Business      (i.e., Position with
Name xx              Address       Allen & Company Incorporated)

Paul A. Gould           x          Executive Vice President, Managing
                                   Director, Director

John G. Hall            x          Vice President, Director

Daniel P. Harley        x          Vice President

John H. Josephson       x          Vice President, Director

Clark R. Keough         x          Vice President, Director

Donald R. Keough        x          Chairman of the Board, Managing Director,
                                   Director

Dara Khosrowshahi       x          Vice President, Director

Kaveh A. Khosrowshahi   x          Vice President, Director

Neal Kopp               x          Vice President

Irwin H. Kramer         x          Executive Vice President,
                                   Managing Director, Director

Terry Allen Kramer      x          Director

Suzanne G. Kucera       x          Vice President - Elect, Director

Robert J. Kurz          x          Vice President

William F. Leimkuhler   x          Assistant Secretary, Vice President,
                                   General Counsel

LeRoy Kim               x          Vice President - Elect

Jonathan Lipton         x          Vice President - Elect

Jeffrey J. Logan        x          Vice President - Elect

Sharon K. Losee         x          Vice President

Dan W. Lufkin           x          Special Advisor to the Board of
                                   Directors

Ellen F. Lynch          x          Vice President

Robert A. Mackie        x          Executive Vice President,
                                   Managing Director, Director

James C. Maiden, Jr.    x          Vice President

Terence C. McCarthy    x           Co-Chief Operations Officer, Vice
                                   President
                                             Page 10 of 28 Pages


                                   Principal Occupation
                     Business      (i.e., Position with
Name xx              Address       Allen & Company Incorporated)


Robert C. Miller        x          Vice President, Director

Terrence Morris         x          Vice President - Elect

Brian J. Murphy         x          Vice President, Director

Louis J. Mustacchio     x          Vice President

Walter T. O'Hara, Jr.   x          Executive Vice President, Managing
                                   Director, Director

Glenn A. Okun           x          Vice President, Director

Nancy B. Peretsman      x          Executive Vice President, Managing
                                   Director, Director

Patrick S. Perry        x          Vice President, Director

Pamela M. Plager        x          Vice President, Director

Eugene Protash          x          Vice President, Assistant Secretary

James W. Quinn          x          Director, Vice President, Assistant
                                   Secretary

Bradley A. Roberts      x          Director - Elect,
                                   Vice President - Elect

Philip D. Scaturro      x          Executive Vice President, Managing
                                   Director, Director

John A. Schneider       x          Executive Vice President, Managing
                                   Director, Director

Enrique F. Senior       x          Executive Vice President, Managing
                                   Director, Director

Stanley S. Shuman       x          Executive Vice President, Managing
                                   Director, Director

John M. Simon           x          Executive Vice President, Managing
                                   Director, Director

Daniel Selmonosky       x          Vice President, Director

Ian G. Smith            x          Vice President - Elect

Lauren M. Tyler         x          Vice President, Director

Dennis J. Warfield      x          Vice President,Chief Information
                                   Officer

                                        Page 11 of 28 Pages


                                   Principal Occupation
                     Business      (i.e., Position with
Name xx              Address       Allen & Company Incorporated)


Kim M. Weiland          x          Executive Vice President, Managing
                                   Director, Director, Chief Financial
                                   Officer

Edward D. Weinberger    x          Vice President, Director

Harold M. Wit           x          Executive Vice President, Managing
                                   Director, Director



x    711 Fifth Avenue, New York, New York 10022-3194.

xx   All the Executive Officers and Directors of Allen & Company

     Incorporated are U.S. citizens unless otherwise indicated.

                                                  Page 12 of 28 Pages

                            OFFICERS AND DIRECTORS
                             OF ALLEN HOLDING INC.



                                   Principal Occupation
                     Business      (i.e., Position with
Name xx              Address       Allen & Company Incorporated)

Herbert A. Allen        x          President, Managing Director,
                                   Director, Chief Executive Officer

Herbert A. Allen, III   x          Vice President, Director

Grace Allen             x          Director

Eran S. Ashany          x          Vice President

Jonathan S. Bean        x          Vice President - Elect

Robert E. Beers         x          Vice President - Elect

Edmund M. Bleich        x          Vice President

Denise Calvo-Silver     x          Vice President, Director

Dominick J. Cantalupo   x          Co-Chief Operations Officer, Vice President

Marvyn Carton           x          Director - Emeritus

Gaetano J. Casillo      x          Chief Compliance Officer, Vice President

Robert H. Cosgriff      x          Chief Administrative Officer, Executive
                                   Vice President, Managing Director, Director

Richard M. Crooks, Jr.  x          Director

Thalia V. Crooks        x          Vice President, Director

Mary L. Cullen          x          Vice President, Secretary, Director

Robert Dean             x          Vice President - Elect

Orin F. Devereux        x          Vice President, Director

Daniel Englander        x          Vice President, - Elect

Howard M. Felson        x          Assistant Secretary, Vice President

Anthony J. Ferrante     x          Treasurer

Richard L. Fields       x          Executive Vice President, Managing
                                   Director, Director Executive Vice
                                   President, Managing Director, Director

                                             Page 13 of 28 Pages


                                   Principal Occupation
                     Business      (i.e., Position with
Name xx              Address       Allen & Company Incorporated)

John G. Hall            x          Vice President - Elect, Director

Daniel P. Harley        x          Vice President

John H. Josephson       x          Vice President, Director

Donald R. Keough        x          Chairman, Director

Clark R. Keough         x          Vice President, Director

Dara Khosrowshahi       x          Vice President, Director

Kaveh A. Khosrowshahi   x          Vice President, Director

Neal Kopp               x          Vice President

Irwin H. Kramer         x          Executive Vice President, Managing
                                   Director, Director

Terry Allen Kramer      x          Director

Suzanne G. Kucera       x          Vice President - Elect, Director

Robert J. Kurz          x          Vice President

P. Don Lattimer         x          Executive Vice President, Managing
                                   Director, Director

William F. Leimkuhler   x          Assistant Secretary, Vice President,
                                   General Counsel

LeRoy Kim               x          Vice President - Elect

Jonathan Lipton         x          Vice President - Elect

Jeffrey J. Logan        x          Vice President - Elect

Sharon K. Losee         x          Vice President

Dan W. Lufkin           x          Special Advisor to the Board of Directors

Ellen F. Lynch          x          Vice President

Robert A. Mackie        x          Executive Vice President, Managing
                                   Director, Director

James C. Maiden, Jr.    x          Vice President

Terence C. McCarthy    x           Co-Chief Operations Officer, Vice President
                                   Vice President - Elect, Director

                                             Page 14 of 28 Pages


                                   Principal Occupation
                     Business      (i.e., Position with
Name xx              Address       Allen & Company Incorporated)


Robert C. Miller        x          Vice President, Director

Terrence Morris         x          Vice President - Elect

Brian J. Murphy         x          Vice President, Director

Louis J. Mustacchio     x          Vice President

Walter T. O'Hara        x          Executive Vice President, Managing
                                   Director, Director

Glenn A. Okun           x          Vice President, Director

Nancy B. Peretsman      x          Executive Vice President, Managing
                                   Director, Director

Patrick S. Perry        x          Vice President, Director

Pamela M. Plager        x          Vice President, Director

Eugene Protash          x          Assistant Secretary, Vice President

James W. Quinn          x          Vice President, Assistant Secretary,
                                   Director

Bradley A. Roberts      x          Director - Elect, Vice President - Elect

Philip D. Scaturro      x          Executive Vice President, Managing
                                   Director, Director

John A. Schneider       x          Executive Vice President, Managing
                                   Director, Director

Daniel Selmonosky       x          Vice President, Director

Enrique F. Senior       x          Executive Vice President, Managing
                                   Director, Director

Stanley S. Shuman       x          Executive Vice President, Managing
                                   Director, Director

John M. Simon           x          Executive Vice President, Managing
                                   Director, Director

Ian G. Smith            x          Vice President - Elect

Lauren M. Tyler         x          Vice President, Director

                                             Page 15 of 28 Pages


                                   Principal Occupation
                     Business      (i.e., Position with
Name xx              Address       Allen & Company Incorporated)


Dennis J. Warfield      x          Vice President, Chief Information Officer

Kim M. Weiland          x          Vice President, Director, Chief Financial
                                   Officer

Edward D. Weinberger    x          Vice President, Managing Director, Director

Harold M. Wit           x          Executive Vice President, Managing
                                   Director, Director





x    711 Fifth Avenue, New York, New York 10022-3194.

xx All the Executive Officers and Directors of Allen Holding, Inc. are U.S. citizens unless otherwise indicated.

                              ALLEN TRADE DATE HISTORY REPORT

PAGE :  16
DATE : 03-11-1998

  T/D       S/D    B/S CXL  BL   SEC#      CUSIP#      SYM    QUANTITY PRICE
--------  --------  -  ---  --  ------- ------------ -------- -------- -------
10/30/97  11/04/97  B       6D  E461066 294040100000     ENVG     1000  2.5
                             ENVIROGEN INC
                             SNET
                             WE MAKE A MKT IN THIS SECURI

10/31/97  11/05/97  S       6D  E461066 294040100000     ENVG     1800  2.625
                             ENVIROGEN INC
                             WE MAKE A MKT IN THIS SECURITY

10/31/97  11/05/97  S       6D  E461066 294040100000     ENVG     1800  2.625
                             ENVIROGEN INC
                             WE MAKE A MKT IN THIS SECURITY

11/05/97  11/10/97  B       6D  E461066 294040100000     ENVG     2200  2.625
                             ENVIROGEN INC
                             WE MAKE A MKT IN THIS SECURITY

11/06/97  11/12/97  B       6D  E461066 294040100000     ENVG     2500  2.5625
                             ENVIROGEN INC
                             WE MAKE A MKT IN THIS SECURITY

11/06/97  11/12/97  B       6D  E461066 294040100000     ENVG     7500  2.625
                             ENVIROGEN INC
                             WE MAKE A MKT IN THIS SECURITY

11/07/97  11/13/97  B       6D  E461066 294040100000     ENVG     1000  2.625
                             ENVIROGEN INC

11/07/97  11/13/97  S       6D  E461066 294040100000     ENVG      400  2.5
                             ENVIROGEN INC
                             SNET

                           ALLEN TRADE DATE HISTORY REPORT

PAGE :  17
DATE : 03-11-1998

  T/D       S/D    B/S CXL  BL   SEC#      CUSIP#      SYM    QUANTITY PRICE
--------  --------  -  ---  --  ------- ------------ -------- -------- -------
11/07/97  11/13/97  S       6D  E461066 294040100000     ENVG      500 2.53125
                             ENVIROGEN INC
                             SNET

11/07/97  11/13/97  S       6D  E461066 294040100000     ENVG     1000  2.5
                             ENVIROGEN INC
                             SNET

11/07/97  11/13/97  S       6D  E461066 294040100000     ENVG     1000  2.5
                             ENVIROGEN INC
                             SNET

11/07/97  11/13/97  S       6D  E461066 294040100000     ENVG     1000  2.625
                             ENVIROGEN INC

11/07/97  11/13/97  S       6D  E461066 294040100000     ENVG     2100  2.5
                             ENVIROGEN INC
                             SNET

11/10/97  11/14/97  S       6D  E461066 294040100000     ENVG     2000  2.5625
                             ENVIROGEN INC
                             SNET

11/12/97  11/17/97  B       6D  E461066 294040100000     ENVG     4000  2.625
                             ENVIROGEN INC

11/12/97  11/17/97  S       6D  E461066 294040100000     ENVG      400  2.625
                             ENVIROGEN INC
                             SNET

11/12/97  11/17/97  S       6D  E461066 294040100000     ENVG      500  2.625
                             ENVIROGEN INC
                             SNET

                ALLEN TRADE DATE HISTORY REPORT

PAGE :  18
DATE : 03-11-1998

  T/D       S/D    B/S CXL  BL   SEC#      CUSIP#      SYM    QUANTITY PRICE
--------  --------  -  ---  --  ------- ------------ -------- -------- ------
11/12/97  11/17/97  S       6D  E461066 294040100000     ENVG     2000  2.625
                             ENVIROGEN INC
                             SNET

11/17/97  11/20/97  B       6D  E461066 294040100000     ENVG     1000  2.53125
                             ENVIROGEN INC

11/17/97  11/20/97  B       6D  E461066 294040100000     ENVG     3500  2.53125
                             ENVIROGEN INC

11/17/97  11/20/97  S       6D  E461066 294040100000     ENVG     1000  2.53125
                             ENVIROGEN INC
                             SNET

11/17/97  11/20/97  S       6D  E461066 294040100000     ENVG     3000  2.53125
                             ENVIROGEN INC
                             SNET

11/18/97  11/21/97  S       6D  E461066 294040100000     ENVG     1200  2.5625
                             ENVIROGEN INC

11/20/97  11/25/97  B       6D  E461066 294040100000     ENVG      500  2.3125
                             ENVIROGEN INC
                             SNET

11/20/97  11/25/97  S       6D  E461066 294040100000     ENVG      100  2.40625
                             ENVIROGEN INC

11/21/97  11/26/97  B       6D  E461066 294040100000     ENVG      500  2.1875
                             ENVIROGEN INC
                             SNET

                      ALLEN TRADE DATE HISTORY REPORT

PAGE :  19
DATE : 03-11-1998

  T/D       S/D    B/S CXL  BL   SEC#      CUSIP#      SYM    QUANTITY PRICE
--------  --------  -  ---  --  ------- ------------ -------- -------- -----
11/26/97  12/02/97  B       7N  E461066 294040100000     ENVG     5000  2
ENVIROGEN INC

11/26/97  12/02/97  S       7N  E461066 294040100000     ENVG     5000  2
                             ENVIROGEN INC

12/03/97  12/08/97  B       6D  E461066 294040100000     ENVG      500  2.0625
                             ENVIROGEN INC

12/05/97  12/10/97  B       6N  E461066 294040100000     ENVG    10000  1.9688
                             ENVIROGEN INC

12/05/97  12/10/97  S       6N  E461066 294040100000     ENVG    10000  1.9688
                             ENVIROGEN INC

12/05/97  12/10/97  B       6D  E461066 294040100000     ENVG      500  1.875
                             ENVIROGEN INC

12/05/97  12/10/97  B       6D  E461066 294040100000     ENVG     2000  1.9375
                             ENVIROGEN INC

12/05/97  12/10/97  S       6D  E461066 294040100000     ENVG      300  1.96875
                             ENVIROGEN INC
                             ***

12/05/97  12/10/97  S       6D  E461066 294040100000     ENVG      800  1.9375
                             ENVIROGEN INC

12/08/97  12/11/97  B       6D  E461066 294040100000     ENVG      500  2
                             ENVIROGEN INC

                      ALLEN TRADE DATE HISTORY REPORT

PAGE :  20
DATE : 03-11-1998

  T/D       S/D    B/S CXL  BL   SEC#      CUSIP#      SYM    QUANTITY PRICE
--------  --------  -  ---  --  ------- ------------ -------- -------- -------
12/08/97  12/11/97  B       6D  E461066 294040100000     ENVG     1000 2.03125
                             ENVIROGEN INC

12/08/97  12/11/97  B       6D  E461066 294040100000     ENVG     1000 2.03125
                             ENVIROGEN INC

12/08/97  12/11/97  B       6D  E461066 294040100000     ENVG     2000  2
                             ENVIROGEN INC

12/08/97  12/11/97  B       6D  E461066 294040100000     ENVG     2000  2
                             ENVIROGEN INC

12/09/97  12/12/97  B       6D  E461066 294040100000     ENVG      500  1.9375
                             ENVIROGEN INC

12/10/97  12/15/97  B       6D  E461066 294040100000     ENVG      300  1.9375
                             ENVIROGEN INC

12/11/97  12/12/97  B       7N  E461066 294040100000     ENVG      400  1.875
                             ENVIROGEN INC
                             0020000519000-CUSTOMER A/C

12/11/97  12/12/97  B       7N  E461066 294040100000     ENVG     1000  1.7
                             ENVIROGEN INC
                             0020000519000-CUSTOMER A/C

12/11/97  12/12/97  S       7N  E461066 294040100000     ENVG      400  1.875
                             ENVIROGEN INC

12/11/97  12/12/97  S       7N  E461066 294040100000     ENVG     1000  1.7
                             ENVIROGEN INC

                   ALLEN TRADE DATE HISTORY REPORT

PAGE :  21
DATE : 03-11-1998

  T/D       S/D    B/S CXL  BL   SEC#      CUSIP#      SYM    QUANTITY PRICE
--------  --------  -  ---  --  ------- ------------ -------- -------- ------
12/11/97  12/16/97  B       6N  E461066 294040100000     ENVG     5000 1.5937
                             ENVIROGEN INC

12/11/97  12/16/97  S       6N  E461066 294040100000     ENVG     5000 1.5937
                             ENVIROGEN INC

12/11/97  12/16/97  B       6D  E461066 294040100000     ENVG      200 1.6875
                             ENVIROGEN INC

12/11/97  12/16/97  B       6D  E461066 294040100000     ENVG      200 1.75
                             ENVIROGEN INC

12/11/97  12/16/97  B       6D  E461066 294040100000     ENVG      300 1.75
                             ENVIROGEN INC

12/11/97  12/16/97  B       6D  E461066 294040100000     ENVG      500 1.4375
                             ENVIROGEN INC

12/11/97  12/16/97  B       6D  E461066 294040100000     ENVG      500 1.5625
                             ENVIROGEN INC

12/11/97  12/16/97  B       6D  E461066 294040100000     ENVG      500 1.5625
                             ENVIROGEN INC

12/11/97  12/16/97  B       6D  E461066 294040100000     ENVG      500 1.8125
                             ENVIROGEN INC

12/11/97  12/16/97  B       6D  E461066 294040100000     ENVG     3000 1.3125
                             ENVIROGEN INC

12/11/97  12/16/97  B       6D  E461066 294040100000     ENVG     5000 1.5625
                             ENVIROGEN INC

                      ALLEN TRADE DATE HISTORY REPORT

PAGE :  22
DATE : 03-11-1998

  T/D       S/D    B/S CXL  BL   SEC#      CUSIP#      SYM    QUANTITY PRICE
--------  --------  -  ---  --  ------- ------------ -------- -------- ------
12/11/97  12/16/97  S       6D  E461066 294040100000     ENVG      500  1.875
                             ENVIROGEN INC

12/12/97  12/17/97  B       6D  E461066 294040100000     ENVG     3000  1.75
                             ENVIROGEN INC

12/12/97  12/17/97  B       6D  E461066 294040100000     ENVG    10000  1.75
                             ENVIROGEN INC

12/12/97  12/17/97  S       6D  E461066 294040100000     ENVG     1800  1.8125
                             ENVIROGEN INC

12/12/97  12/17/97  S       6D  E461066 294040100000     ENVG     3000  1.8125
                             ENVIROGEN INC

12/12/97  12/17/97  S       6D  E461066 294040100000     ENVG     9000  1.8125
                             ENVIROGEN INC

12/16/97  12/19/97  B       6D  E461066 294040100000     ENVG     2000  1.75
                             ENVIROGEN INC

12/16/97  12/19/97  S       6D  E461066 294040100000     ENVG     2000  1.75
                             ENVIROGEN INC

12/18/97  12/23/97  B       6D  E461066 294040100000     ENVG     1000  1.6875
                             ENVIROGEN INC

12/18/97  12/23/97  B       6D  E461066 294040100000     ENVG     2500  1.6875
                             ENVIROGEN INC

12/18/97  12/23/97  B       6H  E461066 294040100000     ENVG     3500  1.71875
                             ENVIROGEN INC

                     ALLEN TRADE DATE HISTORY REPORT

PAGE :  23
DATE : 03-11-1998

  T/D       S/D    B/S CXL  BL   SEC#      CUSIP#      SYM    QUANTITY PRICE
--------  --------  -  ---  --  ------- ------------ -------- -------- -------
12/19/97  12/23/97  B  CXL  6H  E461066 294040100000     ENVG     3500 1.71875
                             ENVIROGEN INC

12/19/97  12/23/97  S       6H  E461066 294040100000     ENVG     3500 1.71875
                             ENVIROGEN INC
                             AS OF 12/18/97

12/19/97  12/24/97  B       6D  E461066 294040100000     ENVG     1000 1.625
                             ENVIROGEN INC

12/19/97  12/24/97  B       6D  E461066 294040100000     ENVG     1290 1.6875
                             ENVIROGEN INC

12/19/97  12/24/97  B       6D  E461066 294040100000     ENVG     1500 1.625
                             ENVIROGEN INC

12/19/97  12/24/97  B       6D  E461066 294040100000     ENVG     1500 1.625
                             ENVIROGEN INC

12/19/97  12/24/97  B       6D  E461066 294040100000     ENVG     1500 1.6875
                             ENVIROGEN INC

12/19/97  12/24/97  B       6D  E461066 294040100000     ENVG     2000 1.6875
                             ENVIROGEN INC

12/19/97  12/24/97  B       6D  E461066 294040100000     ENVG     2500 1.6875
                             ENVIROGEN INC

12/19/97  12/24/97  B       6D  E461066 294040100000     ENVG     2600 1.6875
                             ENVIROGEN INC

                     ALLEN TRADE DATE HISTORY REPORT

PAGE :  24
DATE : 03-11-1998

  T/D       S/D    B/S CXL  BL   SEC#      CUSIP#      SYM    QUANTITY PRICE
--------  --------  -  ---  --  ------- ------------ -------- -------- -------
12/19/97  12/24/97  S       6H  E461066 294040100000     ENVG    17400  1.6875
                             ENVIROGEN INC

12/22/97  12/23/97  S  CXL  6H  E461066 294040100000     ENVG     3500  1.71875
                             ENVIROGEN INC
                             AS OF 12/18/97

12/22/97  12/26/97  B       6D  E461066 294040100000     ENVG      100  1.625
                             ENVIROGEN INC

12/22/97  12/26/97  B       6D  E461066 294040100000     ENVG      500  1.625
                             ENVIROGEN INC

12/22/97  12/26/97  B       6D  E461066 294040100000     ENVG     1000  1.625
                             ENVIROGEN INC

12/22/97  12/26/97  B       6D  E461066 294040100000     ENVG     2000  1.5625
                             ENVIROGEN INC

12/22/97  12/26/97  B       6D  E461066 294040100000     ENVG     2000  1.5625
                             ENVIROGEN INC

12/22/97  12/26/97  B       6D  E461066 294040100000     ENVG     3300  1.625
                             ENVIROGEN INC

12/22/97  12/26/97  B       6D  E461066 294040100000     ENVG     8500  1.625
                             ENVIROGEN INC

12/22/97  12/26/97  S       6D  E461066 294040100000     ENVG     5000  1.625
                             ENVIROGEN INC

12/23/97  12/29/97  B       6D  E461066 294040100000     ENVG     1000  1.625
                             ENVIROGEN INC

                     ALLEN TRADE DATE HISTORY REPORT

PAGE :  25
DATE : 03-11-1998

  T/D       S/D    B/S CXL  BL   SEC#      CUSIP#      SYM    QUANTITY PRICE
--------  --------  -  ---  --  ------- ------------ -------- -------- ------
12/23/97  12/29/97  B       6D  E461066 294040100000     ENVG     1500  1.625
                             ENVIROGEN INC

12/23/97  12/29/97  B       6D  E461066 294040100000     ENVG     3000  1.625
                             ENVIROGEN INC

12/23/97  12/29/97  B       6D  E461066 294040100000     ENVG     3500  1.625
                             ENVIROGEN INC

12/23/97  12/29/97  B       6D  E461066 294040100000     ENVG     5000 1.59375
                             ENVIROGEN INC

12/23/97  12/29/97  B       6D  E461066 294040100000     ENVG     5000 1.625
                             ENVIROGEN INC

12/23/97  12/29/97  S       6D  E461066 294040100000     ENVG     2800 1.625
                             ENVIROGEN INC

12/23/97  12/29/97  S       6D  E461066 294040100000     ENVG     5000 1.6875
                             ENVIROGEN INC

12/23/97  12/29/97  S       6H  E461066 294040100000     ENVG    12600 1.65625
                             ENVIROGEN INC

12/24/97  12/30/97  B       6D  E461066 294040100000     ENVG      500 1.625
                             ENVIROGEN INC

12/26/97  12/31/97  B       6D  E461066 294040100000     ENVG     2500 1.53125
                             ENVIROGEN INC

12/29/97  01/02/98  B       6D  E461066 294040100000     ENVG      500 1.5
                             ENVIROGEN INC

                     ALLEN TRADE DATE HISTORY REPORT

PAGE :  26
DATE : 03-11-1998

  T/D       S/D    B/S CXL  BL   SEC#      CUSIP#      SYM    QUANTITY PRICE
--------  --------  -  ---  --  ------- ------------ -------- -------- -------
12/29/97  01/02/98  B       6D  E461066 294040100000     ENVG      500 1.53125
                             ENVIROGEN INC

12/29/97  01/02/98  B       6D  E461066 294040100000     ENVG      900 1.53125
                             ENVIROGEN INC

12/29/97  01/02/98  B       6D  E461066 294040100000     ENVG     1000 1.4375
                             ENVIROGEN INC

12/29/97  01/02/98  B       6D  E461066 294040100000     ENVG     1000 1.53125
                             ENVIROGEN INC

12/29/97  01/02/98  B       6D  E461066 294040100000     ENVG     4000 1.5
                             ENVIROGEN INC

12/29/97  01/02/98  B       6D  E461066 294040100000     ENVG     5000 1.53125
                             ENVIROGEN INC

12/29/97  01/02/98  B       6D  E461066 294040100000     ENVG    10000 1.53125
                             ENVIROGEN INC

12/29/97  01/02/98  B       6D  E461066 294040100000     ENVG    17300 1.46875
                             ENVIROGEN INC

12/29/97  01/02/98  S       6D  E461066 294040100000     ENVG     1000 1.53125
                             ENVIROGEN INC

12/29/97  01/02/98  S       6D  E461066 294040100000     ENVG     5000 1.5625
                             ENVIROGEN INC

12/30/97  01/05/98  B       6D  E461066 294040100000     ENVG      200 1.5
                             ENVIROGEN INC

                    ALLEN TRADE DATE HISTORY REPORT

PAGE :  27
DATE : 03-11-1998

  T/D       S/D    B/S CXL  BL   SEC#      CUSIP#      SYM    QUANTITY PRICE
--------  --------  -  ---  --  ------- ------------ -------- -------- ------
12/30/97  01/05/98  B       6D  E461066 294040100000     ENVG      300 1.5625
                             ENVIROGEN INC

2/30/97  01/05/98  B       6D  E461066 294040100000     ENVG      500  1.46875
                             ENVIROGEN INC

12/30/97  01/05/98  B       6D  E461066 294040100000     ENVG      500  1.5
                             ENVIROGEN INC

12/30/97  01/05/98  B       6D  E461066 294040100000     ENVG      500  1.5625
                             ENVIROGEN INC

12/30/97  01/05/98  B       6D  E461066 294040100000     ENVG     2500 1.46875
                             ENVIROGEN INC

12/30/97  01/05/98  B       6D  E461066 294040100000     ENVG     4000 1.5
                             ENVIROGEN INC

12/30/97  01/05/98  B       6D  E461066 294040100000     ENVG     5000 1.46875
                             ENVIROGEN INC

12/30/97  01/05/98  S       6D  E461066 294040100000     ENVG     3500 1.4375
                             ENVIROGEN INC

12/31/97  01/06/98  B       6D  E461066 294040100000     ENVG     1000 1.59375
                             ENVIROGEN INC

12/31/97  01/06/98  B       6D  E461066 294040100000     ENVG     1000 1.625
                             ENVIROGEN INC

12/31/97  01/06/98  B       6D  E461066 294040100000     ENVG     6800 1.46875
                             ENVIROGEN INC

                     ALLEN TRADE DATE HISTORY REPORT

PAGE :  28
DATE : 03-11-1998

  T/D       S/D    B/S CXL  BL   SEC#      CUSIP#      SYM    QUANTITY PRICE
--------  --------  -  ---  --  ------- ------------ -------- -------- -------
12/31/97  01/06/98  S       6D  E461066 294040100000     ENVG     1000 1.65625
                             ENVIROGEN INC



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